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                                                                    EXHIBIT 10.5

================================================================================

                           REVOLVING CREDIT AGREEMENT

                                     between

                       LEADING EDGE EARTH PRODUCTS, INC.,

                                       and

                        ROTHSCHILD GROUP, S.A., AS AGENT,

                                       for

                     THE LENDING INSTITUTIONS LISTED HEREIN


                            -------------------------

                                    $550,000
                                       USD

                            -------------------------


                            Dated as of July 1, 1997

================================================================================

                                TABLE OF CONTENTS

                                                                                Page
SECTION 1.  Amount and Terms of Credit .........................................   5
   1.01     Commitments ........................................................   5
   1.02     Minimum Amount of Each Borrowing ...................................   6
   1.03     Notice of Borrowings ...............................................   6
   1.04     Disbursement of Funds ..............................................   6
   1.05     Notes ..............................................................   6
   1.06     Pro Rata Borrowings ................................................   7
   1.07     Interest ...........................................................   7
   1.08     Capital Requirements ...............................................   7
   1.09     Total Revolving Credit Facility; Limitations on Loan Amounts .......   7

SECTION 2.  Commitments and Liquidation ........................................   7
   2.01     Adjustments of Total Credit and Base Amounts .......................   7
   2.02     Liquidation Limitations ............................................   7

SECTION 3.  Payments ...........................................................   8
   3.01     Method and Place of Payment ........................................   8
   3.02     Net Payments .......................................................   8
   3.03     Repayment Invoice Procedures .......................................   9
   3.04     Representations of Agent ...........................................   9

SECTION 4.  Conditions Precedent to All Loans ..................................  11

SECTION 5.  Representations, Warranties and Agreements .........................  12
   5.01     Corporate Status ...................................................  12
   5.02     Corporate Power and Authority ......................................  12
   5.03     No Violation .......................................................  12
   5.04     Litigation .........................................................  13
   5.05     Use of Proceeds ....................................................  13
   5.06     Governmental Approvals, etc ........................................  13
   5.07     True and Complete Disclosure .......................................  13
   5.08     Compliance with Laws, etc...........................................  14
   5.09     Securities..........................................................  14

SECTION 6.  Affirmative Covenants...............................................  14
   6.01     Information Covenants...............................................  14
   6.02     Books, Records and Inspections......................................  15
   6.03     Performance of Obligations .........................................  15


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
SECTION 7.  Negative Covenants..................................................  15
   7.01     Changes in Business.................................................  15
   7.02     Merger and Consolidations...........................................  15
   7.03     Immediate Credit Facility Revision..................................  15

SECTION 8.  Events of Default ..................................................  15
   8.01     Payments............................................................  15
   8.02     Representations, etc................................................  15
   8.10     Ownership...........................................................  16

SECTION 9.  Definitions ........................................................  16

SECTION 10. The Agent ..........................................................  24
   10.01    Appointment.........................................................  24
   10.02    Delegation of Duties................................................  24
   10.03    Exculpatory Provisions..............................................  24
   10.04    Reliance by the Agent ..............................................  25
   10.05    Notice of Default...................................................  25
   10.06    Non-Reliance on Agent...............................................  25
   10.07    Indemnification.....................................................  26
   10.08    Successor Agents....................................................  26
   10.09    Resignation, Transfer by Agent......................................  26

SECTION 11. Miscellaneous ......................................................  27
   11.01    Payment of Expenses, etc............................................  27
   11.02    Right of Setoff.....................................................  27
   11.03    Notices.............................................................  28
   11.04    Benefit of Agreement................................................  28
   11.05    No Waiver; Remedies Cumulative......................................  29
   11.06    Calculations; Computations..........................................  29
   11.07    Governing Law; Submission to Jurisdiction; Venue....................  29
   11.08    Counterparts .......................................................  30
   11.09    Effectiveness ......................................................  30
   11.10    Headings Descriptive ...............................................  30
   11.11    Amendment or Waiver ................................................  30
   11.12    Survival ...........................................................  31
   11.13    Domicile of Loans ..................................................  31
   11.14    Waiver of Jury Trial ...............................................  31
   11.15    Independence of Covenants ..........................................  31
   11.16    No Representation Tax Treatment ....................................  31
   11.17    Third Party Beneficiary ............................................  31
   11.18    Termination ........................................................  31


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

ANNEX   I   - List of Lenders

EXHIBIT A   - Notice of Borrowing Request
EXHIBIT B   - Repayment Invoice (example)


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

        REVOLVING CREDIT AGREEMENT, dated as of July 1, 1997, between LEADING EDGE EARTH PRODUCTS, INC., a Oregon corporation (the "Borrower"), and the lending institutions listed in Annex I (each a "Lender" and, collectively, the "Lenders") and ROTHSCHILD GROUP, S.A. ("Rothschild"), as agent for the Lenders (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

                                   WITNESSETH:

        WHEREAS, the Borrower and the Lenders desire to enter into a Credit Facility Agreement (the "Agreement") and provide for the amount of available Revolving Loan Commitments to the Company thereunder as described herein;

        NOW, THEREFORE, IT IS AGREED:

        SECTION 1. Amount and Terms of Credit.

        1.01 Commitments. Subject to and upon the terms and conditions herein set forth, the Lenders agree, at any time and from time to time to make a Loan or Loans to the Borrower, under the Loan Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans") which (i) shall be made to the Borrower at any time and from time to time on and after the Commencement date set forth herein, provided that all Revolving Loans made by all Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time outstanding the Revolving Loan Commitment of such Lender at such time and (v) shall not be made if the aggregate principal amount of Revolving Loans then outstanding, after giving effect to the Revolving Loan requested by the relevant Notice of Borrowing, would exceed the lesser of the Borrowing Allowable Base as shown in the Borrowing Allowable Base Notice and or that will be required to be delivered.

             (a) The initial total Credit Facility Amount shall be equal to the product of 1,200,000 times $0.458 or $550,000.00 USD. The initial Borrowing Allowable Base will equal $137,500.00 USD. The Borrowing Allowable Base will always equal twenty-five percent of the total Credit Facility. Each "90 Day Revision Date" will use the last 20 trading days average closing bid price to prospectively revise the total Credit Facility and the Borrowing Allowable Base utilizing the formulas stated herein section 1.01 (a)



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

        1.02 Minimum Amount of Each Borrowing. The minimum aggregate principal amount of a Borrowing of Loans shall be the Minimum Borrowing Amount of $25,000,00 (twenty-five thousand USD) and Borrowings in excess thereof shall be in integral multiples of $25,000.00 USD.

        1.03 Notice of Borrowings. Whenever the Borrower desires that the Lenders make Loans under the Loan Facility, it shall give the Agent at the Agent's Office prior to 12:00 Noon (New York time) (i) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each requested Borrowing. Each such notice (each a "Notice of Borrowing"), which shall be substantially in the form of Exhibit A, shall be deemed a representation by the Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (a) the aggregate principal amount in U.S. dollars of the Loans to be made pursuant to such Borrowing, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans outstanding hereunder, including without limitation. availability under the Borrowing Allowable Base, (b) the requested date of such Borrowing (which shall be a USA Business Day). The Agent, if needed shad as promptly as practicable give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

        1.04 Disbursement of Funds.

             (a) under optimal conditions, funds will be available to Borrower no later than 12:00 noon (New York time) three business days from the arrival date of each Notice of Borrowing to the Agent and the Agent will make available to the Borrower the portion of each Borrowing requested in the manner provided below.

             (b) Each Lender, if required shall make available all amounts it is to fund under any Borrowing on or after the Notice of Borrowing Date in immediately available funds to the Agent to the account specified therefor by the Agent or if no account is so specified at the Agent's Office and the Agent will make such funds available to the Borrower by depositing to the account specified therefor by the Borrower or if no account is so specified to its account at the Agent's Office the aggregate of the amounts so made available in the type of funds received.

             (c) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder or to prejudice any rights which the Borrower or any other Credit Party may have against any Lender as a result of any default by such Lender hereunder.

        1.05 Notes. The Borrower's obligations to pay the principal of and interest on all the Loans made to it by each Lender she be evidenced by a Repayment Invoice, annexed hereto as Exhibit B (each, a "Repayment Invoice") duly executed and delivered to the Borrower by the Agent within three days of the Borrower receiving proceeds of each Loan.




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

        1.06 Pro Rata Borrowings. All Borrowings under this Agreement shall be loaned by the Lenders pro rata on the basis of their Revolving Loan Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

        1.07 Interest.

             (a) The unpaid principal amount of each Base Rate Loan shall not bear interest from the date of the Borrowing thereof until maturity unless unpaid for over 90 days thereafter a 2% penalty shall apply per month of unpaid balance.

             (b) All computations of interest hereunder shall be made in accordance with Section 3.03 herein.

        1.08 Capital Requirements. Lenders shall not require the Company their subsidiaries or agents to maintain any enforceable capital requirements associated with the Credit Facility and the adoption or effectiveness of such will not be a fight of Lenders.

        1.09 Total Revolving Loan Commitments; Limitations on Outstanding Loan Amounts. The original amount of the Total Revolving Loan Commitments is $550,000. Anything contained in this Agreement to the contrary notwithstanding,
(a) in no event shall the sum of the aggregate principal amount of all Revolving Loans of any Lender at any time exceed such Lender's portion of the Total Revolving Loan Commitment, (b) in no event shall the sum of the aggregate principal amount of all Revolving Loans of all Lenders at any time exceed the Total Revolving Loan Commitment and (c) in no event shall the aggregate principal amount of outstanding Revolving Loans exceed the lesser of the Total Revolving Loan Commitment or the Borrowing Allowable Base.

        SECTION 2. COMMITMENTS AND LIQUIDATION.

        2.01 Adjustments of Credit Facility and Base Amounts, The total Credit Facility Amount and Borrowing Allowable Base will be evaluated every ninety days from the commencement date set forth herein (the "90 Day Revision Date") and adjustments of both Total Credit Facility and Borrowing Allowable Base will be delivered by written notice (or telephonic notice promptly confirmed in writing) to the Company within 14 days from each 90 Day Revision Date. The Total Revolving Loan Credit Facility shall terminate on the Final Maturity Date.

        2.02 Liquidation Limitations. The Lenders holding such securities issued by the Borrower as repayment of Loans made hereunder shall be limited as to the open market liquidation as set forth below



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

        (a) Lenders may only liquidate in the open market up to 10% of their position of the total amount of Borrowers Securities held in any and all senior and affiliated subsidiaries accounts in any one 30 day period.

        (b) Lenders are not permitted to liquidate any portion of the total position of Borrowers Securities held by Lenders or any affiliates in the open market that would have an Materially Adverse Effect on the Borrowers market for their Common Stock.

SECTION 3. PAYMENTS.

3.01 Method and Place of Payment.

        (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent, for the Lenders entitled thereto, not later than 1:00 p.m. (New York time) on the date when due and shall be made in Common Stock described in 3.02 herein or in immediately available funds in lawful money of the United States of America to the account specified therefor by the Agent or at the Agent's Office.

        (b) Any payments under this Agreement which are made by the Borrower later than 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

3.02 Net Payments.

        (a) All payments under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any governmental authority or any political subdivision or taking authority thereof, other than any tax on or measured by the net income of a Lender pursuant to the income tax laws of the jurisdictions where such Lender's principal or lending office is located (collectively "Taxes") shall not be less than the amounts otherwise specified to be paid under this Agreement set forth in the Repayment Invoice. If the Borrower or the Company is required by law to make any deduction or withholding on account of Taxes from any payment due hereunder then (i) the Borrower shall timely remit such Taxes to the governmental authority imposing the same and (ii) the amount payable hereunder or under the applicable Credit Documents will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable.



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

3.03 Repayment Invoice, Location and Formula.

        (a) Repayment Invoices will be sent to Borrower via overnight courier by the Agent on the same day funds are sent to Borrowers designated bank account or designated place of delivery. Each Repayment Invoice shall include the appropriate amount of common shares required to repay the Loan or the appropriate amount of United States currency required to satisfy the repayment of the Loan.

        (b) The formula for repayment in Common Stock or United States currency are set forth below:

                (i) Payment in Common Stock: 108% of Loan amount, using the previous five days average closing bid price on the day the Loan proceeds are sent to the Borrower. Stock must be free trading or acceptable by the Lenders, its counsel and the Company transfer agent under Regulation S with all required materials for such, or other acceptable conditions of the Lenders,

                (ii) Payment in cash: 103% in United States currency.

3.04 Representations of Agent.

        As an inducement to, and to obtain the reliance of LEEP in connection with the Credit Facility, Agent represents and warrants as follows:

        (a) Agent is a corporation organized under the jurisdiction of the Bahamas.

        (b) AU corporate and other proceedings required to be taken by or on part of Agent to authorize Agent to enter into and carry out this Agreement and to purchase the shares of Common Stock hereunder have been or, prior to the Closing will be, duly authorized and properly taken. This Agreement has been duly executed and delivered by Agent and is valid and enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies. Agent has the capacity in all respects to carry out the services provided herein which are the consideration for shares; the services provided for said shares shall be at equivalent fair market value for the shares to be exchanged at $.40/share for current services, and for such valuation as may be mutually agreed for services in addition to those agreed.

        (c) Agent is not a "U.S. Person" as defined in Regulation S promulgated under the Securities Act of 1933, as amended, by the Securities and Exchange Commission in that Agent is not:


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
                (i)     a natural person resident in the United States;

                (ii) a partnership or corporation organized or incorporated laws of the United States;

                (iii) an estate of which any executor or administrator is a U.S. Person;

                (iv)    a trust of which any trustee is a U.S. Person;

                (v) an agency or branch of a foreign entity located in the United States;

                (vi) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized or incorporated in the United States; and

                (vii) a partnership or corporation organized or incorporate under the laws of any foreign jurisdiction formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act.

                (d) At all relevant times related to the negotiation, offer and transfer, if any, of the shares of Common Stock, Agent was outside the United States.

                (e) Agent acknowledges that the Common Stock is subject to a "restricted period" during which the Common Stock may not offered or resold to or for the benefit of any U.S. Person, and that after the expiration of the restricted period the Common Stock may be resold in the United States or to U.S. persons without other restrictions, providing an exemption from the registration requirements of the Securities Act is available.

                (f) Agent agrees that any offer or transfer of the Common Stock prior to the expiration of the "restricted period" will be made in accordance with the provisions of Regulation S; and all offering materials and documents used in connection with offers and transfers of the Common Stock prior to the expiration of the restricted period must include statements to the effect that the Common Stock has not been registered under the Securities Act and may not be sold in the United States or to U.S. Persons unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

                (g) Agent agrees that it is acting as a principal and that it or its affiliates are not acquiring the shares hereunder with a purpose to distributing said shares without registration or in an attempt to avoid the registration requirements of the U.S. Securities laws or any other applicable jurisdictions.

                (h) Agent represents that it is a sophisticated corporation with respect to investment transactions, and has had the opportunity to review all Reports of the Borrower which are required to be filed under the Exchange Act of 1934, and to ask questions with respect thereof, in addition, Agent represents that it is an "accredited investor" as defined by Regulation D promulgated under the Securities Act of 1933. Agent further represents that it became aware of this investment opportunity through a private introduction by related persons and that it did not become aware of said opportunity through a general solicitation of any form whatsoever.


        SECTION 4. CONDITIONS PRECEDENT TO ALL LOANS.

        The obligation of the Lenders to make all Loans is subject, at the time of each such Loan, to the satisfaction of the following conditions:

                (a) Effectiveness. This Amendment shall have become effective.

                (b) No Default; Representations and Warranties. At the time of the making of each Loan and also after giving effect thereto (i) there shall exist and be continuing no Default or Event of Default and (ii) all representations and warranties contained herein in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan, unless such representation and warranty expressly indicates that it is being made as of any other specific date in which case on and as of such other date.

                (c) Adverse Change, etc. Since the Commencement Date nothing shall have occurred or become known which the Lenders or the Agent could reasonably expect to have a Materially Adverse Effect on the Company; such determination shall be made both before and after giving effect to the making of the Loans hereunder.

                (d) Margin Rules. On the date of each Borrowing of Loans, neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

                (e) Borrowing Allowable Base Certificate. The Agent shall have received and the Lenders shall be reasonably satisfied (both as to form and substance) with the Borrowing Allowable Base Certificate last delivered to the Lenders.



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

                (f) All of the stock certificates, legal opinions and other documents and papers referred to in this document, unless otherwise specified, shall be delivered to the Agent at its Office (or such other location as may be specified by the Agent) and shall be satisfactory in form and substance to the Lenders.


        SECTION 5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        In order to induce the Lenders to enter into this Amendment and to make the Loans provided for herein, the Borrower on behalf of itself makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the execution and delivery of this Agreement and the making of each Loan thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 5 are true and correct in all material respects as of the date of each such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date). It is understood by all parties to this Agreement that all Schedules referred to herein set forth information as known to the Borrower only as of the Commencement Date.

        5.01 Corporate Status. Except as set forth on Schedule 5.01, the Borrower (i)is a duly organized and validly existing corporation company in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) has the corporate or other organizational power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, including, without limitation, those in compliance with or required by the Environmental Laws, except for those governmental licenses, authorizations, consents or approvals the failure of which to be so obtained could not reasonably be expected to have a Materially Adverse Effect; and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not be reasonably be expected to have a Materially Adverse Effect.

        5.02 Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all the necessary corporate or other actions to authorize the execution, delivery and performance of the Documents to which it is a party. The Borrower has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by Bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity or the discretion of the court before which any proceeding therefor may be brought.

        5.03 No Violation. Neither the execution, delivery or performance by the Borrower, of the Documents which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated therein (i) will violate any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental authority, (ii) conflicts or will conflict or be inconsistent with, results or will result in any breach or violation of any of the terms, covenants, conditions or provisions of, results in the creation or imposition of (or the obligation to create or impose) where such contravention, conflict, inconsistency, breach, default, creation, imposition, obligation or violation could not reasonably be expected to have a Materially Adverse Effect.

        5.04 Litigation. Except as disclosed within Borrower's most recent form 10Q or 10K filing with the SEC, there are no actions, judgments. suits, investigations or proceedings by any administrative, governmental or other public authority or other Person pending or, to the Borrower's knowledge, threatened against or with respect to the Borrower or any of their respective assets that (a) challenges the transactions contemplated thereby, including the making of any Loans, or (b) could reasonably be expected to have a Materially Adverse Effect.

        5.05 Use of Proceeds. The proceeds of all Revolving Loans to be made to the Borrower hereunder shall be utilized for working capital and other general corporate purposes. Neither the making of any Loan hereunder, nor the use of the proceeds therefrom, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

        5.06 Governmental Approvals, etc. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption or other action by or notice to, any third party or any foreign or domestic, administrative, governmental or public body or authority, or by any subdivision thereof (other than those orders, consents, approvals, licenses, authorizations or validations which, if not obtained or made, could not reasonably be expected to have a Materially Adverse Effect or which have previously been obtained or made, all of which will be accomplished on or prior to the Commencement Date), is necessary or required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Document. At the time of the making of the Initial Loans, there does not exist any judgment, order, injunction or other restraint issued or filed against or with respect to the making of Loans or the performance by the Borrower of its respective obligations under the Documents.

        5.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower in writing to the Agent or any Lender and all information furnished in writing by the Borrower in writing to the Agent and which is furnished to any Lender by the Agent on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated herein is (or was, on the date of making the Initial Loans), and all other such factual information (taken as a whole) hereafter furnished by any such Person in writing to any Lender (or furnished by such Person in writing to the Agent and which is furnished to any Lender by the Agent on behalf of such Person) will be, true and accurate in all material respects on the date as of which such information is dated or certified.

        5.08 Compliance with Laws, etc. Except as set forth in this document, the Borrower is in material compliance with all applicable laws and regulations, including without limitation those relating to pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which it is presently doing business, and the Borrower will and the Borrower if and when applicable will cause each of its Subsidiaries to comply with all such material laws and regulations which may be imposed in the future in jurisdictions in which it or such Subsidiary may then be doing business other than those the non-compliance with which could not reasonably be expected to have a Materially Adverse Effect.

        5.09 Securities. The outstanding capital stock of the Borrower is duly authorized, issued, delivered and is fully paid.


        SECTION 6. AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that on the Commencement Date and thereafter for so long as this Agreement is in effect and until the Revolving Loan Commitments have terminated and the Loans together with interest, fees and all other Obligations incurred hereunder are paid in full.

        6.01 Information Covenants, The Borrower will furnish or cause to be furnished to the Agent:

                (a) As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower at the end of such fiscal year and the related consolidated statements of operations, of cash flows and of stockholders' equity for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year by independent public accountants of nationally recognized standing that is satisfactory to the Agent, which report shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries as a going concern and shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower if applicable its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified public accountants concur) and the examination by such accountants was conducted in accordance with generally accepted auditing standards.

                (b) As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, commencing with the first fiscal quarter following the Commencement Date, the unaudited consolidated balance sheet of the Borrower and if applicable its Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of operations, of cash flows and of stockholders' equity for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments.

        6.02 Performance of Obligations. The Borrower will, and if applicable cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party, except where such nonperformance could not reasonably be expected to have a Materially Adverse Effect.

        6.03 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 5.05.


        SECTION 7. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that as of the Commencement Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and until the Loans together with interest, fees and all other Obligations incurred hereunder are paid in full

        7.01 Changes in Business. The Borrower will not materially alter the character of its business from that conducted by the Borrower at the Commencement Date.

        7.02 Merger and Consolidations. In the event the Borrower should merge or consolidate with or into any other entity other than the merger into of one or more Subsidiaries with and into the Subsidiaries of the Borrower this Credit Facility would terminate.

        7.03 Immediate Revision. Should the Company's Common Stock price drop 35% from the Closing Price of $0.43 on July 1, 1997 and remain trading at the reduced level for seven consecutive trading days, this Credit Facility may be revised by the Lenders taking into effect such drop by the formula described in
1.01 (a) herein.


        SECTION 8. EVENTS OF DEFAULT.

        Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

        8.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans, (ii) default, and such default shall continue for two or more Business Days, in the payment when due of any interest on the Loans or (iii) fail to pay any other amounts owing hereunder for five days after receiving notice thereof, or

        8.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        8.03 Ownership. (i) Mr. Grant Record, the Chairman and Chief Executive Officer, respectively, of the Borrower, (a) ceases to remain in the employ of the Borrower in his current capacity or in some other executive capacity or (ii) individuals who constituted the Board of Directors of Borrower on the Closing Date (together with any new directors whose proposal for election by the shareholders of Borrower was approved by a vote of 51% of the directors of Borrower then still in office who either were directors on the Commencement Date or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of Borrower stiff in office; -(iii) the approval by stockholders of Borrower of any plan or proposal for the liquidation, dissolution or winding up of Borrower;

        Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall upon the written request of the Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (i) declare the Total Revolving Credit Facility terminated, whereupon; (ii) declare the principal of and accrued interest In respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


        SECTION 9. DEFINITIONS.

        As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                "Account" means all of the Borrower's "accounts" whether or not such Account has been earned by performance, whether now existing or existing in the future.

                "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person; provided that neither Rothschild nor any Affiliate of Rothschild shall be deemed to -be an Affiliate of any Credit Party. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                "Agent" shall mean Rothschild, or any successor thereto appointed in accordance herewith in its capacity as agent for the Lenders

        "Agreement" shall mean this Agreement amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, including the Amendment.

        "Commencement Date" means the effective date of this Total Revolving Credit Facility Agreement.

        "Authorized Officer" shall mean any senior officer of the Borrower, designated as such in writing to the Agent by the Borrower, to the extent acceptable to the Agent.

        "Lender" shall have the meaning provided in the first paragraph of this Agreement and in EXHIBIT 1.

        "Borrower" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Borrowing" shall mean the incurrence pursuant to a Notice of Borrowing and to the Loan Facility of one Type of Loan by the Borrower from all of the Lenders.

        "Borrowing Allowable Base" means an amount equal to the Total Revolving Credit Facility available every thirty days to the Borrower announced by the Agent.

        "Borrowing allowable base Certificate" shall mean the certificate delivered to the Borrower from the Agent at the Commencement Date and at the 90 day Adjustment Date, if applicable stating the maximum drawdown available to the Company.

        "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which Lending institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on any day which is a Business Day described in clause
(i) and which is also a day for trading by and between Lenders in U.S. dollar deposits in the interLender Eurodollar market.

        "Cash" means money, currency or a credit balance in a Deposit Account.

        "Closing Date" shall mean June 20, 1997.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Collective Bargaining Agreement" shall mean each Collective Bargaining Agreement set forth in Section 5.

        "Contingent Obligations" shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not. include endorsements of instruments for deposit or collection in the ordinary course of business, The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Credit Documents" shall mean (i) this Agreement, (ii) each Repayment Invoice, (iii) each Security Document.

        "Credit Party" shall mean the Borrower (other than the Lenders and their respective Affiliates) party to the Credit Documents or the Security Documents.

        "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

        "Deposit Account" means a demand, time, savings, passbook or like account with a Lender, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Documents" shall mean each Credit Document.

        "Dollars" or "$" means United States Dollars.

        "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and aboveground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom,

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "Event of Default" shall have the meaning provided in Section 8.

        "Financing Proceeds" means the cash (other than Net Cash Proceeds) received by the Borrower.

        "Foreign Pension Plan" shall mean any Pension Plan or other deferred compensation plan, program or arrangement maintained by any Subsidiary of the Borrower organized under the laws of a jurisdiction other than the United States of America or any state thereof which, under applicable law, is required to be funded through a trust or other funding vehicle.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section I 1.

        "Governmental Authority" means any federal, state, local, foreign or other governmental or administrative (including self-regulatory) body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body including, without limitation, those governing the regulation and protection of the environment, whether now or hereafter in existence, or any officer or official thereof

        "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person (but the amount of such Indebtedness, for all calculations hereunder, will not exceed the lesser of (i) the amount of Indebtedness of such second Person so secured and (ii) the fair market value of the property of such first Person securing such Indebtedness), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (vii) all obligations of such Person under Interest Rate Agreements; provided that Indebtedness shall not include trade payables, accrued expenses, accrued dividends, accrued income taxes and other similar current liabilities, in each case arising in the ordinary course of business.

        "Lenders" shall mean at any time Lenders holding at least 51% of the Total Revolving Loan Commitments held by the Lenders; provided that for the purposes of Section 4, the requirement that any document, agreement, certificate or other writing is to be satisfactory to the Lenders shall be satisfied if (x) such document, agreement, certificate or other writing was delivered in its final form to the Lenders prior to the Amendment Date (or if amended or modified thereafter, the Agent has reasonably determined such amendment or modification not to be material), (y) such document, agreement, certificate or other writing is satisfactory to the Agent and (z) Lenders holding more than 51% of the Total Revolving Loan Commitments held by Lenders have not objected in writing to such document, agreement, certificate or other writing to the Agent and the Borrower prior to the Amendment Date.

        "Liquidation Rights" shall mean the definitive right granted herein to the Lenders for the Securities of the Borrower.

        "Liquidation Covenants" shall mean the time and volume restraints Lenders are held by under this Agreement herein referenced in Section 2.

        "Loan" shall mean each and every Revolving Loan.

        "Loan Facility" shall mean the credit facility evidenced by the Total Revolving Loan Commitment.

        "Materially Adverse Effect" means (i) with respect to the Borrower, any materially adverse effect (both before and after giving effect to the financing contemplated hereby and by the other Documents) with respect to the operations, business, properties, assets, liabilities (contingent or otherwise) or financial condition or prospects of the Borrower, or (ii) any fact or circumstance (whether or not the result thereof would be covered by insurance) as to which singly or in the aggregate there is a reasonable likelihood of (w) a materially adverse change described in clause (i) with respect to the Borrower or (x) the inability of the Borrower to perform in any material respect its Obligations hereunder or under any of the other Documents or the inability of the Lenders to enforce in any material respect their rights purported to be granted hereunder
(y) a materially adverse effect on the ability to effect (including hindering or unduly delaying) the transactions contemplated hereby and by the Documents on the terms contemplated hereby and thereby.

        "Minimum Borrowing Amount" shall mean $25,000

        "Net Financing Proceeds" means Financing Proceeds, net of direct expenses (including income taxes), of the transaction.

        "Notes" shall mean any Revolving Note.

        "Notice of Borrowing" shall have the meaning provided in Section 1.03.

        "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document or secured by any of the Security Documents.

        "Office" shall mean the office of the Agent referenced herein or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

        "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Revolving Loans" shall have the meaning provided in Section 1.

        "Revolving Note" shall have the meaning provided in Section 1.

        "Rothschild" shall mean Rothschild Group, S.A.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        " SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act, as the same may be in effect from time to time.

        "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Security Documents" shall mean each of the Notes, the Pledge Agreements and any other documents utilized as such documents may after their execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof

        "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

        "Termination Event" means (i) a "reportable event" described in Section 4043 of ERISA or in the regulations thereunder (excluding events for which the requirement for notice of such reportable event has been waived by regulation by the PBGC) with respect to a Title IV Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Title IV Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a Title IV Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings by the PBGC to terminate a Title IV Plan or to appoint a trustee to administer a Title IV Plan, or (v) any other event or condition which might constitute reasonable grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan, or (vi) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, or (vii) the insolvency or reorganization (within the meaning of Section 4245 and 4241, respectively, of ERISA) or termination of any Multiemployer plan, or (viii) the failure to make any payment or contribution to any Pension Plan or Multiemployer Plan or the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security.

        "Test Period" means the shorter of (i) the six consecutive complete months from the Commencement date forward and the final six month of the Term of the Total Revolving Credit Facility.

        "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitment of each of the Lenders.

        "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

        "Voting Stock" means all classes of capital stock of a corporation then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

        "Written" or "In Writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

        "90 Day Evaluation Date" shall mean the ninety (90)-day evaluation date and period as described in Section 2.

        SECTION 10. The Agent.

        10.01 Appointment. Each Lender hereby irrevocably designates and appoints Rothschild Group, S.A. as Agent of such Lender to act as specified herein and each such Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such agent by the terms of this Agreement, together with such other power as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 10. Notwithstanding any provision to the contrary elsewhere in this Agreement, the. Agent shall not have any duties or responsibilities, except those set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Agent. The provisions of this Section 10 are solely for the benefit of such Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as an Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. The Lender hereby agrees to pay the Agent an annual agency fee of $5,000 payable quarterly in arrears.

        10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No agent shall be responsible for the negligence or Misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

        10.03 Exculpatory Provisions. The Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties by the Borrower, any Subsidiary of the Borrower or any of their respective officers contained in this Agreement, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by such agent under or in connection with, this Agreement or any other Document or for any failure of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such agent to the Lenders or by or on behalf of the Borrower, any of its Subsidiaries or any Guarantor. to such agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

        10.04 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal opinion from independent accountants and other experts selected by such agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless they shall first receive such advice or concurrence of the Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting or in refraining from acting, under this Agreement in accordance with a request of the Lenders (or to the extent specifically provided in Section 11.12, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

        10.05 Notice of Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, other than a default in the payment of principal or interest on the Loans hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that an agent receives such a notice, such agent shall give prompt notice thereof to the Lenders. Such agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, provided that, unless and until such agent shall have received such directions, such agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        10.06 Non-Reliance on Agent. Each Lender expressly acknowledges that neither the Agent, officers, directors, employees, agents, attorneys-in-fact or affiliates of any agent has made any representations or warranties to it and that no act by any agent hereafter taken, including any review of the affairs of the Borrower shall be deemed to constitute any representation or warranty by such agent to any Lender. Each Lender represents to each agent that it has, independently and without reliance upon any such agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement and the other agreements contemplated hereby. Each Lender also represents that it will, independently and without reliance upon any agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for documents expressly required to be furnished to the Lenders by any agent hereunder, no agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower which may come into the possession of any such agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        10.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such, ratably according to their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against each such agent in its capacity as such in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by any such agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower, provided that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any such agent's gross negligence or willful misconduct. If any indemnity furnished to an agent for any purpose shall, in the opinion of such agent, be insufficient or become impaired, the agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.07 shall survive the payment of all Obligations.

        10.08 Successor Agents. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent by a successor "Agent" as the case may be, shall include such successor agent effective upon its appointment, and the resigning Agent's as the case may be, rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After the retiring Agent's resignation hereunder as Agent the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        10.09 Resignation, Transfer by Agent.

                (a) An Agent may resign from the performance of all its functions and duties hereunder at any time by giving 45 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to subsections B and C below or as otherwise provided below.

                (b) Upon any such notice of resignation of an Agent, the Lenders shall appoint a successor Agent acceptable to the Borrower and which shall be an incorporated Lender or trust company or other qualified financial institution.

                (c) If a successor Agent shall not have been so appointed within said 45 Business Day period, the resigning Agent with the consent of the Borrower shall then appoint a successor Agent, who shall serve as a successor Agent until such time, if any, as the Lenders appoint a successor Agent as provided above.

                (d) If no successor Agent has been appointed pursuant to subsection B or C by the 50th Business Day after the date such notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided above.

                (e) Notwithstanding anything to the contrary contained in this
        Section 10, Rothschild, as Agent, may transfer its rights and obligations to perform all of its functions and duties hereunder to its parent company or to any Affiliate of it or its parent company.


        SECTION 11. MISCELLANEOUS.

        11.01 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (anticipated to be zero, and; must be approved in writing by the Borrower) of the Agent in connection with the negotiation, preparation, execution and delivery of the Final Credit Documents and instruments referred to herein and any amendment, waiver or consent relating thereto (ii) pay and hold the Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Agent or such Lender) to pay such taxes; (iii) indemnify the Agent and each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including, without limitation, any and all losses, liabilities, claims, damages or expenses arising under Environmental Laws) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified); and (iv) pay all reasonable out-of-pocket costs and expenses of Rothschild in connection with the assignment to any other Person of all or any portion of Rothschild's interest under this Agreement pursuant to Section 11.04.

        11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; as a courtesy to the Borrower, the Borrower shall receive notice of such set-off.

        11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, to Leading Edge Earth Products, Inc., 319 Nickerson Street #186, Seattle, Washington, 98109 Attention: President and Chief Executive Officer, Telephone
Number: (800) 788-3599, if to any Lender, through Rothschild Group S.A. at its address specified on Annex I attached hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective two days after being deposited in the mails, when delivered to the telegraph company, cable company or overnight courier, as the case may be, or when delivered by telex or telecopier, except that notices and communications to the Agent or the Borrower shall not be effective until received by such party.

        11.04 Benefit of Agreement.

                (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Notes, and their respective successors and assigns; provided that no Credit Party may assign or transfer any of its interests hereunder without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11,04; provided that nothing in this Section 11.04 shall prevent or prohibit any Lender from (i) granting participations in or assignments of such Lender's Loans, Notes and/or Revolving Loan Commitments hereunder to its parent company and/or to any Affiliate of such Lender that is at least 50% owned by such Lender or its parent company.

                (b) Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining Loans, Notes and/or Commitments hereunder on the basis set forth below in this clause
        (b). Each Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

                        (i) Participations. Each Lender may transfer, grant or
                assign participations in all or any part of such Lender's Loans, Notes and/or Commitments hereunder pursuant to this clause
                (b)(i) to any Person; provided that (i) such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender hereunder and (ii) no participant under any such participation shall have fights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (y) change the scheduled final maturity date of any of the Loans, Notes or Commitments in which such participant is participating or (z) reduce the principal amount, interest rate or fees applicable to any of the Loans, Notes or Commitments in which such participant is participating or postpone the payment of any interest or fees. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that such participant shall be considered to be a "Lender" for purposes of Sections
                11.02 and 11.06(b).

        11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder and no course of dealing between any Credit Party and any Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder or thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the fights of any Agent or the Lenders to any other or further action in any circumstances without notice or demand.


        11-06 Calculations; Computations. All computations hereunder shall be made on the actual number of days elapsed over a year of 365 days; provided that the actual calendar only will include 360 days. AU computations of "Repayment Invoice's" and interest on such Loans stated therein shall be made on the actual formulas set forth in Section 3.

        11.07 Governing Law; Submission to Jurisdiction; Venue.

                (a) This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and be governed by the laws of the State of New York applicable to contracts made and to be performed wholly therein. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each Creadit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the respective Credit Party at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably appoints the Borrower and such other persons as may hereafter be selected by Borrower irrevocably agreeing in writing to serve as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

                (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        11.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

        11.09 Commencement Date. This Agreement shall become effective (the "Commencement Date") on July 1 or the date on which each of the Borrower and each of the Lenders, through the Agent shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Office or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrower and each Lender prompt written notice of the effectiveness of this Agreement.

        11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        11.11 Amendment or Waiver. Neither this Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each affected Lender and the Agent, (i) extend the scheduled final maturity date of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees or reduce the principal amount thereof, or increase the Total Revolving Credit Facility over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Credit Facility shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section, or other Section herein (iii) reduce any percentage specified in, or otherwise modify, the definition of Lenders or (iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. No provision of Section 10 may be amended without the consent of the Agent.

        11.12 Survival. All indemnities set forth herein including, without limitation shall survive the execution and delivery of this Agreement and the making of the Loans, the repayment of the Obligations and the termination of the Total Revolving Credit Facility.

        11.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of such Lender.

        11.14 Waiver of Jury Trial. Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Credit Documents or the transactions contemplated hereby or thereby.

        11.15 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        11.16 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting and other tax advisers regarding treatment of this transaction for federal and state income taxes and no representation, warranty or assurance from any other party or such other party's legal, accounting or other adviser.

        11.17 Third Party Beneficiary. The Borrower and Agent are the only parties to this Agreement, and no one else shall be deemed to have any rights hereunder or be deemed a third party beneficiary.

        11.18 Termination. The Credit Facility may be terminated prior to the termination date of June 30, 1999 by written, agreed to and executed documentation by both the Lenders and the Borrower delivered to the Agent at the Agent's address. This Credit Facility may be terminated by the borrower under non-performance by the Lenders or at the sole option of the Borrower. Should the Borrower terminate this Credit Facility 1,200,000 shares of the Borrower held with Rothschild Group, S.A. will be returned to the Borrower as set herein section 11.18, pursuant to other agreement to which Borrower is party which authorizes Rothschild to administer such transactions. Such termination must be presented to the Agent and Lender in writing, with supporting documentation and delivered by United States post office certified mail to the Lenders' and Agent's address of record stated herein.

Borrower terminates the Credit Facility from:

                                       Shares returned
July 1, 1997 to July 31, 1997* -     1,200,000
August 1, 1997* to December 31, 1997         0
January 1, 1998 to June 30, 1998             0
July 1, 1998 to December 31, 1998      600,000 (pro-rated as of termination date)
January 1, 1999 to June 30, 1999       300,000 (pro-rated as of termination date)

*or until Funds have been received by Borrower.

Should this Credit Facility be terminated by the Borrower, all covenants, sections, items and obligations must be fulfilled completely by both the Borrower and Lenders prior to the return of shares to the Borrower. Any shares returned to the Borrower will be sent to the Borrower within 60 days of notice of termination.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Total Revolving Credit Facility Agreement to be duly executed and delivered as of the date first above written.

                                             LEADING EDGE EARTH PRODUCTS, INC.




                                             By:
                                                --------------------------------
                                             Name:   Grant Record
                                             Title: Chief Executive Officer

                                             ROTHSCHILD GROUP, S.A. as Agent.


                                             By:
                                                --------------------------------
                                             Name:

Revolving Credit Facility
Between
Leading Edge Earth Products, Inc.
And
Rothschild Group, S.A.




July 1, 1997


                                     ANNEX I

                                List of Lenders:

                             Rothschild Trust, S.A.

                           Notice of Borrowing Request


DATE:
     ---------------

Leading Edge Earth Products, Inc.
319 Nickerson Street
Suite 186
Seattle, WA 98109

TO: Rothschild Group, S.A.     CC:    PRIMEX Capital
     Nassau BAHAMAS                   Houston, Texas

This letter will authorize Rothschild Group, S.A. as Agent for the lenders to arrange a loan against the Credit Facility issued by the Lenders to and for Leading Edge Earth Products, Inc. (the "Borrower").

All necessary covenants and requirements have been met by the borrower in regard to the executed Credit Facility document dated July 1, 1997.

Please wire transfer or send directly to the below coordinates of Leading Edge Earth Products, Inc. the amount of $____________ (____________________________).


     Wire transfer:    Wells Fargo Bank
                       Fourth and Denny Branch
                       Seattle, WA
                       ABA # 121 000 248
     Credit Account:   Leading Edge Earth Products, Inc.
                       Account # 0204 - 602858

     Send directly to: Leading Edge Earth Products, Inc.
                       391 Nickerson St., # 186
                       Seattle, WA 98109 Attn:

This authorization represents the _____________ ( ) of 24 drawdown requests that may be available during the term of the Credit Facility.



This document was prepared by:     _________________________________________

                                   Print:___________________________________

                                   Title:___________________________________

                                   Phone Line_______________________________